Exhibit 10.1

One Jake Brown Road Old Bridge, New Jersey 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

September 12, 2018

Mr. Edward R. (Ted) Grauch

3208 Hwy 98

Mexico Beach, FL 32456

Dear Ted:

On behalf of Blonder Tongue Laboratories, Inc. (the “Company”), I am pleased to offer you employment with our Company. We look forward to a successful working relationship providing the highest quality of products and services to our customers.

Your compensation, benefits, and other initial employment terms are summarized on the enclosed schedule.

On your first day of employment you should report to Bob Pallé and bring with you evidence of your legal authorization to work in the U.S. I enclose the Company’s Proprietary Information and Inventions Agreement, which you must sign and return prior to your first day of work.

By signing below, you are accepting employment and agreeing to all the terms of this letter and its enclosures, which supersede any prior agreements, representations, or discussions regarding your employment. The offer of employment set forth in this letter will be deemed withdrawn and of no force or effect if a copy of this letter is not countersigned by you and returned to the Company prior to the close of business on September 26, 2018.

We look forward to your joining our team.

Sincerely,

/s/ Eric Skolnik
Eric Skolnik
SVP & Chief Financial Officer

Accepted and Agreed:

/s/ Edward R. Grauch

Dated:	26 September 2018

Enc:	Schedule of Compensation, Benefits, and Other Terms

Proprietary Information and Inventions Agreement

SCHEDULE OF COMPENSATION, BENEFITS, AND OTHER TERMS

Expected Start Date:	October 29, 2018 (“Start Date”)

Position:	Executive Vice President/Chief Operating Officer

Reports to CEO

Direct Reports –Engineering, Marketing & Sales

You will be based in Old Bridge, NJ

Salary:	$300,000 per year rate (prorated for balance of 2018) and for 2019, less taxes and withholdings.

Signing Bonus	You will be entitled to a signing bonus in the amount of $20,000, less taxes and withholdings, payable to you ninety days after your Start Date, so long as you remain employed by the Company through such date.

Car Allowance	You will be entitled to receive a car allowance each month (prorated for any partial month) of your employment, which amount will be included as part of your compensation, in the amount of $750.00, minus the amount for such month of mileage reimbursement for business travel, at the applicable federal mileage reimbursement rate due to you, but such reimbursement shall not be in excess of $750.00 in any month.

Bonus Plan:	Beginning with calendar year 2019, you will be eligible to participate in the Executive Officer Salary Bonus Plan, subject to the terms of the Plan, as determined by the Compensation Committee.

Equity Award:	On the Start Date, you will be granted options to acquire 500,000 shares of Common Stock (“Stock Options”), with the grant date being the Start Date (“Grant Date”). The exercise price of your Stock Options will be set on the Grant Date, based on the arithmetic mean of the high and low selling price of the Company’s common stock on the Grant Date, as reported by the NYSE American Exchange (“Exercise Price”).

Your Stock Options will vest at the rate of 100,000 shares per year on each of the first two one-year anniversaries of the Grant Date and 150,000 shares per year on each of the third and fourth one-year anniversaries of the Grant Date, such that the first date on which any of the Stock Options will vest and be exercisable shall be on the first anniversary of the Grant Date, all as will be more fully set forth in Option Agreements that will be entered into with you as of the Grant Date.

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A portion of your Stock Options will be Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), under and pursuant to the Company’s 2016 Employee Equity Incentive Plan (“2016 Plan”), subject to the following limitations: (i) first, Stock Options for no more than 250,000 shares of Common Stock may be granted to any individual in a single calendar year under the 2016 Plan, in accordance with the terms thereof, and (ii) second, under applicable federal tax law, the maximum number of Stock Options that can be ISOs granted under the 2016 Plan must be determined separately for each vesting year, and will be limited to the amount derived by dividing $100,000 by the Exercise Price per share, rounded down to the next whole number of shares. Subject to the foregoing limitations, it is agreed that on the first and second anniversaries of your Grant Date, you will receive ISOs to acquire 30,000 shares and on the third and fourth anniversaries of your Grant Date you will receive ISOs to acquire 45,000 shares.

The balance of the Stock Options (70,000 on the first and second anniversaries of your Grant Date and 105,000 on the third and fourth anniversaries of your Grant Date) will be granted to you as an inducement award in accordance with the requirements for such awards set forth in the New York Stock Exchange Listed Company Manual, and not pursuant to the 2016 Plan or any other shareholder-approved plan maintained by the Company; as such those Stock Options (sometimes referred to herein as “Inducement Options”) will not be ISOs. Vesting of your Inducement Options will be accelerated upon a change in control of the Company. For this purpose, “change in control of the Company” shall mean a change in control of such nature that it would be required to be reported to the Securities and Exchange Commission pursuant to Schedule 14A of Regulation 14A or any successor provision (whether or not the Company is then subject to such reporting requirements). A change of control will be deemed to have occurred if any person, other than persons or entities who on the date hereof are the “beneficial owners” (as determined pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities, is or becomes the “beneficial owner” of 25% or more of the combined voting power of the outstanding securities of the Company or if during two consecutive year periods, the directors at the beginning of such periods cease for any reason during the two-year period to constitute a majority of the Board of Directors of the Company.

All of the terms and conditions of your Stock Options will be set forth in Option Agreements that will be entered into with you as of the Grant Date, (a) in the case of ISOs, consistent with the provisions of the 2016 Plan, and (b) in the case of Inducement Options, consistent with prior similar grants by the Company to other executive employees, and in all cases, as otherwise approved by the Compensation Committee.

The shares underlying the Stock Options shall be subject to restrictions pursuant to Rule 144 under the Securities Act of 1933 as well as all other applicable securities laws as a result of your anticipated status as an executive officer of the Company and as a person subject to Section 16 of the Securities Exchange Act of 1934.

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Travel Expenses:	You will receive reimbursement of up to $8,500 per calendar year (pro rated for 2018) less taxes and withholdings, for personal air travel on weekends to and from you primary residence (in either Atlanta or Mexico Beach, FL). Receipts should be provided to Eric Skolnik. The personal air travel expense reimbursement will be treated as W-2 wages to you and taxes and other withholdings will be deducted on that basis, all in compliance with applicable law.

Paid Time Off:	You will be eligible for (i) seven (7) vacation days during the remainder of calendar year 2018 and (ii) fifteen (15) vacation days per calendar year for each calendar year thereafter (or such greater number of days to which you may be entitled under the Company’s then standard employment policies) and (iii) up to six (6) sick days per year, in addition to Company-paid holidays.

Benefits:	Eligibility to participate in the Company’s sponsored group health insurance coverage (medical, dental, vision), life insurance, and long-term disability plan commences on or about the Start Date, but in no event later than the first day of the calendar month following the Start Date. You will be eligible to participate in the Company’s 401(k) plan after six months of employment.

Status:	Full-time employee. This position is not eligible for overtime as it is exempt from overtime under applicable law. You will be employed as an at-will employee, meaning either you or the Company can end the employment relationship at any time for any reason or no reason.

Work Location:	You will be based in the Company’s Old Bridge, NJ office. However, your position will involve travel time away from the Company’s office from time to time. Any work-related injuries, even if sustained away from the office, are to be reported to the Company immediately. You must take all necessary and reasonable steps to safeguard the security of both electronic and paper records from unauthorized disclosure or damage, whether on-site or at a remote work location, and follow any applicable information technology or security policies relating thereto.

Company Standards:	As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, and reliability. Employment is subject to all of the policies and procedures of the Company, as amended from time to time, including but not limited to the Code of Ethics, the Insider Trading Policy, and the Employee Handbook, copies of which are available upon request for your review. As an executive officer of a public company, you will also be subject to compliance with all applicable federal and state securities laws.

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Third Party Agreements:	You represent that you have provided to the Company (or the Company’s counsel) copies of any agreements with any current or former employers or other third parties that could restrict your ability to be employed or that limit the manner in which you may be employed. You further represent that you are not subject to any agreements with any current or former employers or other third parties that prevent you from accepting employment with the Company or performing the duties of your position. You agree not to bring to the Company or use in performing your duties for the Company any current or former employer or third party confidential or proprietary information or trade secrets. You also agree that you will not conduct yourself in a manner that would be violative of any such agreement with your current or former employers.

The Company has the right to modify the terms referenced herein at any time, consistent with any plan terms and applicable law. You acknowledge and agree that the Company has not provided you any legal or tax advice and that you have had a reasonable opportunity to consult with your own legal and tax advisors if you so choose.

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